Exhibit (a)(1)(i)
BLACKROCK PRIVATE CREDIT FUND
c/o BlackRock Capital Investment Advisors, LLC
50 Hudson Yards
New York, NY 10001
If you do not want to sell your Fund Shares
interest at this time, please disregard this notice.
This is simply a notification of the Fund’s repurchase offer.
August 10, 2026
Dear Shareholder:
This letter serves to inform you of important dates relating to a repurchase offer by BlackRock Private Credit Fund (the “Fund”). If you are not interested in tendering your shares of beneficial interest in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.
Please note that the repurchase of Shares that have been issued after October 1, 2025 will be subject to an “early repurchase deduction” (except in the case of death, divorce or qualified disability of a shareholder), which will reduce your proceeds by 2%. In addition, the repurchase of Shares may also be subject to income and transfer taxes.
The tender offer period will begin on August 10, 2026 and end at 11:59 p.m., Eastern Time, on September 4, 2026. The purpose of the tender offer is to provide liquidity to shareholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.
If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.
Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal.
If you invest in the Fund through a financial intermediary, please send completed forms to your financial advisor / portfolio manager.
If you invest in the Fund directly (not through a financial intermediary), please mail completed forms to the Fund’s transfer agent at:

FOR FIRST CLASS MAIL: State Street Bank and Trust Company Attn: BlackRock Alternative Funds P.O. Box 5493 Boston, MA 02206	E-MAIL: BLK_RegAlts_INQ@statestreet.com FOR ADDITIONAL INFORMATION CALL: 1-888-204-3956

FOR OVERNIGHT MAIL: State Street Bank and Trust Company Attn: BlackRock Alternative Funds 1776 Heritage Drive JAB/3 North Quincy, MA 02171

All Shareholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.
All tenders of Shares must be received in good order by the Fund’s Transfer Agent by 11:59 p.m., Eastern Time, on September 4, 2026.
If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call 888-204-3956.

Sincerely,

BlackRock Private Credit Fund